Exhibit 99.2

CONSENT OF GEORGE G. LOWRANCE

November 6, 2003

I consent to the use of my name as a Trustee Nominee in the section “Management” in the Registration Statement to be filed by Falcon Financial Investment Trust on Form S-11 and all amendments and post-effective amendments or supplements thereto, including the Prospectus contained therein.

/s/ George G. Lowrance
George G. Lowrance